Exhibit 99.1
COMPANY CONTACTS:

Investors/Analysts:
Matt Bond	Kathy Waller
Executive Vice President & CFO	Financial Relations Board
(703) 464-6300	(312) 640-6696
FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 25, 2006

PRA INTERNATIONAL ANNOUNCES THIRD QUARTER RESULTS
Record New Business Awards of $169 Million; Backlog Tops $600 Million; EPS of $0.33
RESTON, Va., October 25, 2006 — PRA International (NASDAQ: PRAI), a leading global clinical research organization, today announced operating results for the third quarter ended September 30, 2006.
Third Quarter Financial Highlights
•	Closed acquisition of Pharma Bio-Research on July 21

•	Total new business awards increased 63.9% to a record $169.4 million, for a gross book-to-bill ratio of 2.08

•	Net new business awards totaled $148.4 million for a net book-to-bill ratio of 1.82

•	Backlog increased 22.4% to $605 million

•	Named to Forbes list of 200 Best Small Companies

•	Service revenue increased 7.9% to $81.5 million

•	Operating margin was 13.5%

•	Net income was $8.2 million

•	Earnings per diluted share was $0.33; adjusted earnings per diluted share was $0.38
“The continued expansion of PRA’s service offerings helped to generate record new business awards this quarter across all of our therapeutic competencies and customer segments,” said Pat Donnelly, PRA International President and Chief Executive Officer. “These new business gains follow a solid increase in the second quarter, serving as further validation of our new business development model and value proposition to our clients. As a result, for the first time in the company’s history, our backlog is over $600 million.”
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World Headquarters
12120 Sunset Hills Road, Suite 600 • Reston, Virginia 20190 USA
Tel: +1 703 464-6300 • Fax: +1 703 464-6301
WWW.PRAINTERNATIONAL.COM

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Donnelly added, “We are very pleased with the current status of the integration of Pharma Bio-Research and our clients are already responding to our expanded early phase service offering by awarding us increased work across all phases of drug development. Our Sterling India integration is complete and we recently held the grand opening celebration in Pune.”
Earlier this month, PRA International was recognized by Forbes on its list of the 200 Best Small Companies. Donnelly noted, “Being the only clinical research organization included on the Forbes list is a reflection of the dedication of our employees to meet our clients’ needs and further highlights the exciting career opportunities available here at PRA.”
The Company also announced the hiring of Maria Harrison as its new Vice President, Late Phase Development Services, based in the company’s Philadelphia office. Harrison brings more than 20 years of experience in the clinical research and pharmaceutical industries and in the past three years managed more than 100 peri- and post-approval studies worth more than $500 million.
Other key management additions during the quarter included: Angela Burnikell, Vice President, Project Management, based in London; Linda Metcalf, Vice President, Operations, based in Philadelphia; and Steve Powell, Vice President, Data Management, based in Swansea, Wales.
Third Quarter and Nine Month Results
For the three-month period ended September 30, 2006, PRA generated service revenue of $81.5 million compared to $75.6 million in the third quarter of 2005. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue was $8.1 million during the quarter compared to $7.6 million in the same period a year ago. Third quarter income from operations was $11.0 million compared to $13.5 million in the same quarter in 2005. Third quarter 2006 income from operations included a non-cash charge of $1.5 million for the adoption of SFAS No. 123R, “Share-Based Payment,” which the company adopted effective January 1, 2006. Operating margin for the quarter, based on service revenue was 13.5%. Net income for the quarter was $8.2 million, or $0.33 per diluted share. Earnings per diluted share for the third quarter 2006 include a non-cash stock option expense of $0.05 per diluted share, net of tax. Earnings per share figures are based on diluted shares outstanding of 24.9 million. PRA’s third quarter cash flow from operations was $4.1 million compared to $2.0 million in the year-ago quarter.
New business awards for the quarter rose 63.9 percent to $169.4 million, from $103.3 million during the same period last year. Gross book to bill ratio for the third quarter was 2.08 compared to 1.37 in the same period of 2005. Backlog at third quarter-end was approximately $605 million, up from approximately $494 million on September 30, 2005. Cancellations for the quarter were $21.0 million compared to $12.0 million in the third quarter of last year. The net book-to-bill ratio was 1.82 compared to 1.21 in the same quarter of last year. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled 27 days, compared to 15 days during the third quarter of 2005.
For the nine month period ended September 30, 2006, service revenue totaled $220.8 million compared to $225.2 million in the first nine months of 2005. Reimbursement revenue was $24.8

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million compared to $24.6 million in the same period in 2005. Income from operations in the first nine months 2006 was $26.6 million compared to $38.4 million a year ago. Nine month 2006 income from operations included a non-cash charge of $3.5 million for the adoption of SFAS No. 123R. Net income for the first nine months of 2006 was $21.1 million, or $0.86 per diluted share, compared to $24.7 million or $1.01 per diluted share a year ago. Earnings per diluted share for the first nine months of 2006 include a non-cash stock option expense of $0.11 per diluted share, net of tax. For the nine months ended September 30, 2006, cash flow from operations improved $24.3 million over the first nine months of 2005. As of September 30, 2006, PRA maintained cash and cash equivalents of $20.5 million and $24.0 million of long-term debt.
Outlook
“We continue to make significant progress toward our 25/50/25 strategic goal highlighted at PRA’s recent Analyst Day in New York,” added Donnelly. “We plan to derive 25 percent of our business from early development services, 50 percent from product registration studies, and 25 percent from late phase by 2008. With strong momentum in new business awards, an unprecedented backlog, an increasingly diversified mix of revenue and clients and a global platform, we are well positioned to meet this goal.”
PRA will hold a conference call today at 9:00 a.m. Eastern time to provide supporting detail on third quarter and nine month results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The call may also be accessed by dialing 800-638-4817. A replay of the call will remain available at the site for 30 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, as well as any other predictive statements that depend on future events or conditions, or that include words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “may,” “will,” “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the company’s statements only as of the date of this news release and are not intended to give any assurance as to actual future events. Factors that might cause future events to differ include: our ability to successfully integrate Pharma Bio-Research; the ongoing need for early and late phase drug development services; project cancellations and timing issues; our ability to attract and retain qualified personnel; our ability to continue providing our services effectively, including the quality or accuracy of the data or reports provided and our ability to meet agreed-upon schedules; the ability and willingness of our clients to continue to spend on research and development at rates comparable to or greater than historical levels; trends or events affecting the CRO industry and the demand for CRO services; government regulation, including regulatory standards applicable to CRO services; evolving industry standards and technological changes; and general business and economic conditions. Events relating to PRA International could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions company management believes to be reasonable based upon available information, they are subject to the foregoing risks and uncertainties as

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well as those described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at http://www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading global clinical development organizations, with over 2,700 employees working from offices in North America, Europe, South America, Africa, Australia, and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project Assurance®, which represents the company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
-FINANCIAL TABLES FOLLOW-

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PRA International
Consolidated Income Statements
Three Months and Nine Months Ended September 30, 2006 and 2005
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept	Sept	Sept	Sept
	30, 2005	30, 2006	30, 2005	30, 2006

Service revenue	75,567	81,504	225,191	220,797
Reimbursement revenue	7,602	8,120	24,585	24,829
Total revenue	83,169	89,624	249,776	245,626

Direct costs	34,537	40,988	103,973	112,729
Reimbursable out of pocket costs	7,602	8,120	24,585	24,829
Selling, general & admin	24,654	25,833	74,325	72,705
Depreciation and amortization	2,856	3,697	8,479	8,774
Income from operations	13,520	10,986	38,414	26,589
Interest income (expense), net	248	(264)	879	473
Other income (expense), net	(292)	(65)	(786)	(519)
Income before tax	13,476	10,657	38,507	26,543

Provision for income taxes	4,267	2,474	13,785	5,419
Net income	9,209	8,183	24,722	21,124

Earnings per share
Basic	$0.41	$0.34	$1.10	$0.91
Diluted	$0.38	$0.33	$1.01	$0.86
Number of shares
Basic	22,548	23,754	22,436	23,294
Diluted	24,477	24,938	24,362	24,557

Reconciliation of adjusted income from operations
Income from operations	13,520	10,986	38,414	26,589
Stock-based compensation	—	1,547	—	3,478
Adjusted income from operations (1)	13,520	12,533	38,414	30,067

Reconciliation of adjusted net income
Net income	9,209	8,183	24,722	21,124
Stock-based compensation (net of tax effect)	—	1,187	—	2,768
Adjusted net income (1)	9,209	9,370	24,722	23,892

Adjusted net income per share (1)
Basic	$0.41	$0.39	$1.10	$1.03
Diluted	$0.38	$0.38	$1.01	$0.97

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” exclude the effects of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”. Each of the “adjusted income from operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of our performance that are not required by, or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	Sept	December	Sept
	30, 2006	31, 2005	30, 2005

Cash and marketable securities	20,514	73,640	70,320
Accounts receivable, net	61,504	41,237	38,754
Unbilled	50,085	44,189	41,809
Advanced billings	87,212	62,651	69,879
Working capital	(3,779)	41,760	35,366
Total assets	418,351	329,364	320,652
Equity	235,529	188,866	179,865
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